SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

MARTEK BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22354	52-1399362
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Dobbin Road Columbia, Maryland	21045	(410) 740-0081
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

(Former name or former address, if changed
since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 — Registrant’s Business and Operations

Item 2.01.                                          Completion of Acquisition or Disposition of Assets

On February 12, 2010, Martek Biosciences Corporation, a Delaware corporation (“Martek”) completed the acquisition of Amerifit Brands, Inc., a Delaware corporation (“Amerifit”), pursuant to the terms of an Agreement and Plan of Merger dated January 21, 2010  (the “Merger Agreement”) by and among Martek, Pearl, LLC, a Delaware limited liability company and wholly-owned subsidiary of Martek (“Merger Sub”), Charter Amerifit LLC, a Delaware limited liability company, Charter Amerifit Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Charter Amerifit LLC (“CAHC”), Amerifit, a subsidiary of CAHC, AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CAHC (“AB Merger Sub”), and AB SR LLC, a Delaware limited liability company formed to serve as agent for the Former Securityholders (as defined below) under the Merger Agreement.  Pursuant to the Merger Agreement, (i) Merger Sub was merged with and into Charter Amerifit LLC, with Charter Amerifit LLC continuing as the surviving corporation and a wholly-owned subsidiary of Martek (the “Merger”) and (ii) AB Merger Sub was merged with and into Amerifit, with Amerifit continuing as the surviving corporation and a wholly-owned subsidiary of CAHC (the “Subsidiary Merger”).  As a result of the Merger and the Subsidiary Merger, Charter Amerifit LLC and all of its surviving subsidiaries, including Amerifit, became wholly-owned subsidiaries of Martek.  Reference is made to the Merger Agreement, which is Exhibit 2.1 to this Current Report on Form 8-K.

Upon the closing of the Merger and the Subsidiary Merger, Martek paid for the benefit of the stockholders and optionholders of Amerifit and the holders of Charter Amerifit LLC membership interests (collectively, the “Former Securityholders”) total cash consideration of approximately $201 million (the “Consideration”).  The Consideration included the effects of the preliminary determinations of Charter Amerifit LLC’s net debt level and net working capital, both of which are subject to adjustment based on the final determinations of Charter Amerifit LLC’s net debt level and net working capital at closing.  Of the Consideration, $27 million was placed into an escrow; $2 million for securing certain post-closing adjustment obligations and $25 million (the “Escrow Amount”) for a period of three years (or longer if claims are pending at the end of three years) as the generally exclusive method of securing certain indemnification obligations of the Former Securityholders, provided that an irrevocable stand-by letter of credit can be substituted for a portion of the Escrow Amount.  The Escrow Amount is subject to reductions of up to $5 million at each of the first and second anniversaries of closing.

Martek, Charter Amerifit LLC and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement.  The Former Securityholders have agreed to indemnify Martek for breaches of covenants, breaches of representations and warranties (generally until April 30, 2011), and for a 3 year period after closing, certain potential claims related to products sold by Charter Amerifit LLC or its subsidiaries, subject to decreasing incremental caps for each one year time period after closing.

The Former Securityholders are comprised of investors, employees of Amerifit and its affiliates, and other persons who, to Martek’s knowledge, had no material relationship with Martek or its officers, directors or affiliates, or any associates of Martek’s officers and directors, other than in respect of the transaction described above.

Section 7 — Regulation FD

Item 7.01.                                          Regulation FD Disclosure.

On February 12, 2010, Martek issued a press release announcing the completion of the purchase of Amerifit from an affiliate of Charterhouse Group, Inc.  A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01.                                          Financial Statements and Exhibits.

Martek will file the financial statements required by this Item 9.01 not later than seventy-one calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)                                               Exhibits

2.1

Agreement and Plan of Merger, dated January 21, 2010, among Martek Biosciences Corporation, Pearl, LLC, Charter Amerifit LLC, Charter Amerifit Holding Corporation, AB Merger Sub, Inc., Amerifit Brands, Inc. and AB SR LLC. (1)

99.1	Press Release dated February 12, 2010 issued by Martek Biosciences Corporation.

(1)                                               Incorporated by reference to Exhibit 2.1 of Martek’s Current Report on Form 8-K filed on January 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010	MARTEK BIOSCIENCES CORPORATION

	By:	/s/ Peter L. Buzy
Peter L. Buzy
Chief Financial Officer, Treasurer and Executive Vice President for Finance and Administration

Exhibit Index

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated January 21, 2010, among Martek Biosciences Corporation, Pearl, LLC, Charter Amerifit LLC, Charter Amerifit Holding Corporation, AB Merger Sub, Inc., Amerifit Brands, Inc. and AB SR LLC. (1)

99.1	Press Release dated February 12, 2010 issued by Martek Biosciences Corporation.

(1)                                               Incorporated by reference to Exhibit 2.1 of Martek’s Current Report on Form 8-K filed on January 26, 2010.